Exhibit 99.1

FOR IMMEDIATE RELEASE

KINS Technology Group Inc. Announces Pricing of

Upsized $240 Million Initial Public Offering

PALO ALTO, CA, December 15, 2020 — KINS Technology Group Inc. (the “Company”) announced today that it priced its initial public offering of 24,000,000 units at $10.00 per unit, reflecting an upsize of 4,000,000 units. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “KINZU” beginning December 15, 2020. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the initial public offering price to cover over-allotments, if any.

Once the securities comprising the units begin separate trading, the shares of Class A common stock and redeemable warrants are expected to be listed on Nasdaq under the symbols “KINZ” and “KINZW,” respectively.

The Company is a blank check company focused on transformational technology companies formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

UBS Securities LLC, Stifel, Nicolaus & Company, Incorporated and BTIG, LLC are acting as joint book-running managers.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, by telephone at (888) 827-7275 or by email at ol-prospectusrequest@ubs.com or Stifel, Nicolaus & Company, Incorporated, Attn: Syndicate Department, One South Street, 15th Floor, Baltimore, Maryland 21202, email: syndprospectus@Stifel.com or by telephone at (855) 300-7136; or BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at equitycapitalmarkets@btig.com.

Registration statements relating to the securities became effective on December 14, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”) and the preliminary prospectus included therein. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

KINS Technology Group Inc.

Khurram P. Sheikh

Chairman & Chief Executive Officer

khurram@kins-tech.com